Global Money Markets

                                                  Corporate and Institutional
                                                  Client Group

                                                  World Financial Center
                                                  North Tower
                                                  New York, New York 10281-1311
                                                  212 449 1000
                                                  FAX 212 449 1786
                                                  Telex 671 6340

MERRILL LYNCH


October 10, 1997




Ms. Donna Cambas
National Fuel Gas Company
10 Lafayette Square - Room 1100
Buffalo, NY  14203

Dear Donna:

This is to advise you that in connection with the distribution of commercial paper of National Fuel Gas Company from July 1, 1997 to September 30, 1997 no sales or resales were made by Merrill Lynch Money Markets Inc. for National Fuel Gas Company's commercial paper program. Verification of which is attached.



Sincerely,


/s/ Michael J. Maita


Michael J. Maita

Enclosure

PROGRAM ISSUANCE TRADE DETAIL - CP

07/01/97 - 09/30/97


Pgm  Fx/F1  Trade Dt  Sett Dt   MTY       DTM  PAR         Rate   Proceeds

  TOTALS
  ------

Number of Trans:  0
Total Par                       0
Total Proceeds                  0

  Dollar Weighted Averages
  ------------------------

Days to Mty:  NaN
Rate:  NaN

Programs:
     N1       NATIONAL FUEL GAS CO.



10/01/97                                                             Page 2